Exhibit 10.2

[*Designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission]

SUPPLY AGREEMENT

This Supply Agreement (“Agreement”) is entered into and effective on June 22, 2007 (the “Effective Date”), by and between Grain Enhancement, LLC, a Delaware limited liability company (“Company”), and NutraCea, a California corporation (“NutraCea”) on the following terms and conditions:

BACKGROUND AND PURPOSE

A.     Operating Agreement. NutraCea and Pacific Advisors Holdings Limited (“Pacific Advisors”), a company incorporated under the laws of British Virgin Islands have entered into an Operating Agreement dated as of June 22, 2007 (“Operating Agreement”) establishing the Company in order to produce, sell, market and otherwise distribute SRB (defined below) throughout the Territory (defined below). The Company has obtained a license right from Pacific Advisors to produce SRB pursuant to a sublicense of the License Agreement between NutraCea and Pacific Advisors dated 22, 2007 (the “License”).

B.     Facilities. The Company desires to purchase SRB from NutraCea until the Company completes construction of sufficient proprietary rice bran stabilization facilities (“Facilities”) within the Territory and can produce sufficient amount of SRB to meet its marketing and distribution needs in the Territory.

AGREEMENT

1.    Definitions. As used herein, the following terms shall be defined in the manner set forth below:

1.1.    SRB. “SRB” means stabilized rice bran and derivatives as set forth in Exhibit A attached hereto, supplied by NutraCea hereunder, of a grade equal to or better than the grade customarily utilized for human consumption, in accordance with standards reasonably established by NutraCea from time to time.

1.2.    Territory. “Territory” means the Republic of Indonesia, Vietnam, Thailand, Malaysia, Singapore, Australia and New Zealand.

2.    Quality, Ordering; Delivery.

2.1.    Sale. NutraCea agrees to sell to Company and Company agrees to purchase exclusively from NutraCea all of Company‘s requirements for SRB that are not produced directly by the Company.

2.2.    Delivery. Title and risk of loss of all SRB sold hereunder shall pass to the Company, upon the SRB and proper documentation being delivered to the carrier at NutraCea’s shipping point.

2.3.    Ordering. Purchase orders for the SRB shall be submitted by the Company at least two (2) weeks prior to the requested delivery date. NutraCea shall acknowledge each such order following receipt of the purchase orders. If any terms or conditions contained in such purchase order or acknowledgement conflict with the terms of this Agreement, the terms and conditions of this Agreement shall apply to the transaction. NutraCea agrees to fill all such purchase orders on the specified delivery date, provided that such delivery date is at least ninety (90) days after the receipt of the order or a binding forecast.

3.    Exclusive Supply; Obligations of the Parties; Minimum Purchase Requirements.

3.1.    Exclusivity. During the term of this Agreement, and with the exception of all SRB produced by the Company from its Facilities, the Company agrees that NutraCea shall be the exclusive supplier of Company’s requirements for SRB for use by Company with respect to any products of Company that include SRB as an ingredient (the “Products”).

3.2.    Restrictions. Except as expressly approved in writing, Company shall not market, sell or distribute, directly or indirectly, SRB outside of the Territory or in competition with NutraCea in Australia and New Zealand.

3.3.    Reserved Rights. NutraCea reserves the right, in its sole discretion, to directly or indirectly market and sell its SRB anywhere in the world outside of the Territory, and to appoint value added resellers, distributors and independent sales representatives to directly or indirectly market and sell SRB and any and all types of value added products anywhere in the world.

3.4.    Obligations of Parties. In furtherance of this Agreement, Company and NutraCea, as the case may be, shall also be responsible for the following, each of which shall constitute a material obligation of the party hereunder:

3.4.1.    Company Compliance with Laws. Company shall be solely responsible for complying with applicable laws and regulations with respect to marketing, labeling, distributing, and selling the Products in the Territory, in the performance of its obligations hereunder, and in any of its dealings with respect to the Products. Company shall also obtain all appropriate governmental and legal permits and consents required for the market and sale of the Products.

3.4.2.    Training; Materials. NutraCea shall provide Company with copies of its existing SRB marketing and business development materials and other SRB related information available to NutraCea that would be reasonably useful to assist Company with marketing plans and sales training for the Products; provided, however, that such access shall not require NutraCea to disclose any information which is confidential product and/or proprietary information, and Company shall not use any of these materials in Company’s marketing or promotional materials without NutraCea’s express prior written consent, such consent not to be unreasonably withheld or delayed.

3.4.3.    Conduct of Business. Company shall: (i) conduct its business in a professional and workmanlike manner that reflects favorably on NutraCea, the SRB and the Products and in compliance with all applicable laws in the Territory; (ii) take all reasonable actions necessary to prevent and avoid deceptive, misleading or unethical practices with respect to any product; (iii) make no false or misleading representations with regard to the Products or SRB; and (iv) make no representations, warranties or guaranties to anyone with respect to the specifications, features or capabilities of the SRB that are inconsistent with NutraCea’s product literature.

3.4.4.    Product Pricing; Marketing. Company shall be free to unilaterally determine the prices for the Products. Company shall not discriminate unlawfully among customers in prices, terms or in any other manner. Company shall be solely responsible for commercializing the Products within the Territory, and shall be solely responsible for the manner in which it will advertise and otherwise promote the Products. Company shall develop sales, marketing, advertising, labeling, content, and packaging for the Products for distribution as set forth herein, and any portion of such materials that contains claims regarding SRB or utilizes NutraCea trademarks or logos shall be subject to the prior written approval of NutraCea.

3.4.5.    Forecasts. Company acknowledges that NutraCea must make long-term commitments for SRB materials. As such, NutraCea requires that Company provide good faith forecasts of the amount of SRB that it anticipates that it will purchase under this Agreement. On or before the fifth (5th) day of each calendar month, Company shall provide NutraCea with the following: (i) a tentative twelve (12) month forecast of Company’s SRB requirements for shipping during each of the next twelve (12) months; and (ii) a firm and binding commitment of the minimum amount of SRB that will be purchased by Company in the next [*]. The Company shall promptly submit a purchase order under Section 2.3 for all SRB included in a [*] binding forecast.

3.4.6.    Labeling. Company shall not sell any animal grade SRB or derivatives of such product for human use or consumption. Company shall label all Products containing animal grade product as for animal use only and shall notify its customers of this limitation in a reasonable manner.

3.4.7.     Storage Requirements. Company acknowledges and agrees that the purchased SRB is perishable and as such, Company shall: (i) comply with all reasonable SRB storage requirements provided by NutraCea; and (ii) be solely responsibility for the quality control of SRB after its receipt of the SRB.

3.4.8.    No Sales Outside of Territory; Export Control. Company shall not export, directly or indirectly, any of the Products to any other country or province outside of the Territory without the express prior written consent of NutraCea. If such consent is provided by NutraCea, Company shall comply with all export laws, and import and/or export directly or indirectly to any other country, which export shall be subject to all applicable export laws, regulations and rules. Company shall hold NutraCea harmless and indemnify it for any fines, penalties or other liability (including attorneys’ fees) that result from or arise out of Company’s failure to meet these obligations.

3.4.9.    Product Complaints; Notification. Company shall promptly provide to NutraCea, detailed reports of any comments and complaints received by Company relating to problems with SRB. In addition, Company shall notify NutraCea in writing of any legal action, claim or proceeding involving SRB or Products no later than five (5) days after Company learns of any such claim or proceeding.

3.4.10.    Minimum Purchase.  Company hereby agrees that (i) within [*] calendar days following the date of this Agreement, Company shall place an initial purchase order with NutraCea for at least [*] U.S. Dollars ($ [*]) of SRB (the “Initial Purchase Order”) and (ii) within [*] from the date of the Initial Purchase Order, Company, shall place a subsequent purchase order with NutraCea for [*] U.S. Dollars ($ [*]) of SRB. Other than the foregoing purchase order and all amounts forecast in a [*] binding commitment pursuant to Section 3.4.5, Company shall not be obligated to purchase any additional amount, or any minimum amount, of SRB under this Agreement.

3.4.11.    Supply Obligations. NutraCea agrees to produce and have available sufficient SRB to fill all amounts forecast in a [*] binding commitment pursuant to Section 3.4.5, and to have such amounts available for delivery to Company.

4.    Prices; Payments and Taxes.

4.1.    Prices. Until the first anniversary of this Agreement, the purchase price of all SRB purchased hereunder shall be [*] U.S. Dollars ($ [*]) per metric ton of SRB. In the event that this Agreement is still in effect after the first anniversary hereof, the purchase price for all SRB sold to Company under this Agreement shall be [*] metric ton of SRB (including the cost or acquiring the raw rice bran from third party sources, but excluding general corporate overhead and other administrative costs not directly related to the production of the SRB). NutraCea shall provide written notification to Company of price increases after the first anniversary no less than sixty (60) days prior to any such price change.

4.2.    Payment of Prices and Charges. Full payment of all purchase orders shall be due and payable to NutraCea, in immediately available funds, within ten (10) days by wire transfer or by check, from the date of delivery to the shipping point as verified by the carrier selected to transport the SRB. All prices are exclusive of shipping and handling charges, which shall be invoiced to Company. All payments shall be made in United States Dollars. Company shall not take any credits or offsets against amounts billed Company by NutraCea without NutraCea’s prior written consent.

4.3.    Late Payment. Late payments shall accrue interest at a rate of [*] percent ([*] %) per month or the maximum permissible statutory rate if it is less. In the event that Company fails to fulfill the terms of payment, NutraCea may decline to make further deliveries and suspend its performance under this Agreement until all amounts due are paid by Company in full.

4.4.    Taxes; Withholding. Any and all amounts payable under this Agreement do not include any government taxes (including without limitation sales, use, excise, and value added taxes, or other taxes or tariffs) or duties imposed by any governmental agency that are applicable to the export, import, or purchase of the product(s), and Company shall bear all such taxes and duties. The foregoing does not apply, however, to income taxes payable by NutraCea to state or municipal governments of the United States. When NutraCea has the legal obligation to collect such taxes or duties, the appropriate amount may be added to Company’s invoice and paid by Company unless Company provides NutraCea with a valid tax exemption certificate authorized by the appropriate taxing authority. Any such taxes which are otherwise imposed on payments to NutraCea shall be the sole responsibility of Company. Company shall hold NutraCea harmless for any taxing authority or such other responsibility relative to this issue. All payments by Company specified in this Agreement are expressed as net amounts and shall be made free and clear of, and without reduction for, any withholding taxes, unless otherwise provided in this Agreement. Any such taxes which are otherwise imposed on payments to NutraCea shall be the sole responsibility of Company. If any applicable law requires Company to deduct or withhold amounts from any payments to NutraCea under this Agreement, Company shall effect such deduction or withholding, remit such amounts to the appropriate taxing authorities and promptly furnish NutraCea with tax receipts evidencing the payments of such amounts. NutraCea shall provide all such assistance as Company may reasonably require in obtaining such withholding tax certificates.

5.    Term and Termination.

5.1.    Term. Subject to Section 5.2 below, the term of this Agreement shall commence as of the Effective Date and shall continue for a period of [*]. Thereafter, the term shall continue on a month to month basis until terminated by either party in writing upon [*] days written notice.

5.2.    Termination. Notwithstanding the foregoing, the indicated Party shall have the right to terminate this Agreement with immediate effect upon the occurrence of one of the following:

(a)    If either Party has become insolvent or bankrupt or has resolved to dissolve or liquidate or be acquired, the other Party may terminate this Agreement without liability to either Party.

(b)    If either Party has committed a material breach of this Agreement and has failed to cure such breach within thirty (30) days following notification of such breach by the other Party or such breach cannot be cured, the other Party shall have a right to terminate; provided, however, that the right to cure a breach for non-payment of invoices shall be five (5) business days.

6.    Warranties and Indemnity.

6.1.    Warranty. [*]. Payment for goods specified herein shall not constitute an acceptance thereof. If determined to be non-conforming pursuant to the foregoing provisions, SRB may be rejected by returning it for credit or replacement at the Company’s risk, and all handling and transportation expenses both ways will be assumed by the Company. Except as set forth in this Agreement, neither Company nor NutraCea makes any representations or warranties of any kind, whether express or implied (including without limitation any implied warranty of merchantability or fitness of the Products for a particular purpose), under this Agreement.

6.2.    Claims. Company shall notify NutraCea upon notification of any claim made against the Products.

6.3.    Technical Service. At the request of Company, NutraCea shall furnish such technical advice (at no material cost to NutraCea) as it has reasonably available to Company with respect to the SRB and Products.

7.    Limitation of Liability.

7.1.    Limitation. IN NO EVENT WILL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR LOST PROFITS, DATA OR BUSINESS, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE, STRICT LIABILITY OR OTHERWISE). THE LIMITATIONS SET FORTH IN THIS SECTION WILL APPLY EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

7.2.    Waiver. NUTRACEA MAKES NO WARRANTIES OR REPRESENTATIONS AS TO THE PERFORMANCE OF THE SRB, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY EXCLUDED.

8.    Confidentiality.

8.1.    Definition. “Confidential Information” means any information or compilation of information which is disclosed by one party hereto (“Disclosing Party”) to another party (“Receiving Party”) hereunder, which is proprietary to the Disclosing Party and which relates to its existing or reasonably foreseeable business, including, but not limited to, trade secrets and information contained in or relating to product designs, manufacturing methods, processes, techniques, tooling, sales techniques, marketing plans or proposals, pricing and sales information, financial information, existing or potential customer lists and all other customer information. Information shall be treated as Confidential Information irrespective of its source and all information which the Disclosing Party identifies as being “confidential” or “trade secret” shall be presumed to be Confidential Information. Notwithstanding the above, the term Confidential Information shall not include information:

(a)    which was in the public domain at the time of disclosure by the Disclosing Party to the Receiving Party;

(b)    which is published or otherwise comes into the public domain after its disclosure to the Receiving Party through no violation of this Agreement, by the Receiving Party;

(c)    which is disclosed to the Receiving Party by a third party not under an obligation of confidence;

(d)    which is already known by the Receiving Party at the time of its disclosure to the Receiving Party by the Disclosing Party as evidenced by written documentation of the Receiving Party existing prior to such disclosure;

(e)    which is independently developed by the Receiving Party through persons who have not had, either directly or indirectly, access to or knowledge of the Confidential Information of the Disclosing Party, as evidenced by written documentation of the Receiving Party; or

(f)    which is required to be disclosed by any law or governmental regulation or produced under order of a court of competent jurisdiction; provided, however, that the Receiving Party provide the Disclosing Party written notice of such request or order and Disclosing Party is provided with an opportunity to attempt to limit such disclosure.

8.2.    Nondisclosure. During the term of this Agreement and at all times thereafter, the Receiving Party agrees to hold in strictest confidence and to never disclose, furnish, communicate, make accessible to any person or use in any way for the Receiving Party’s own or another’s benefit any Confidential Information or permit the same to be used in competition with the Disclosing Party. The Receiving Party agrees to use prudent and reasonable means to protect the Confidential Information.

8.3.    Injunctive Relief. In the event of any breach of this Section 8, the parties agree that the non-breaching party will suffer irreparable harm for which money damages would be an inadequate remedy. Accordingly, the non-breaching party shall be entitled to seek injunctive relief, in addition to any other available remedies at law or in equity.

9.    Miscellaneous.

9.1    Assignment. Neither party may assign any of its rights or obligations under this Agreement to any third party without the other party's prior written consent; provided, however, that either party may assign its rights and obligations hereunder without the other party's consent to a third party that is acquiring or merging with such party or that is purchasing all or substantially all of such party's assets (or the line of business) that are the subject matter of this Agreement, provided that the assignee expressly assumes all of such party's rights and obligations under this Agreement.

9.2.    Notices. All notices required hereunder shall be sent by certified mail return receipt requested, express courier with a nationally recognized courier service or by telex confirmed by such certified mail, to the party to be notified at its following address or at such other address as shall have been specified in written notice from the party to be notified.

     If to NutraCea:

NutraCea
5090 North 40th Street, Suite 400
Phoenix, AZ 85018
Attn: Brad Edson

With a copy to:

Weintraub Genshlea Chediak Law Corporation
400 Capitol Mall, Suite 1100
Sacramento, CA 95818
Attn: Chris Chediak

If to Company:

Grain Enhancement, LLC
5090 North 40th Street, Suite 400
Phoenix, AZ  85018
Attn: President

9.3.     Entire Agreement. The foregoing is the parties’ entire agreement, superseding all prior oral or written agreements and understandings with respect to the subject matter hereof.

9.4.    Modification and Amendment. This Agreement may be modified or amended only in writing and signed by both parties.

9.5.    Survival. The provisions of this Agreement that by their terms or context are intended to survive termination of this Agreement, shall so survive the termination of this Agreement.

9.6.    Governing Law. The parties agree that this Agreement shall be governed by the laws of the State of California. Company and NutraCea expressly agree that any action at law or in equity arising under this Agreement shall be filed only in the Courts of the State of California in a county of competent jurisdiction or the United States District Court in a California district of competent jurisdiction. The parties hereby consent and submit to the personal jurisdiction of such courts for the purposes of litigating any such action.

9.7.    Recovery of Legal Fees and Costs. In the event any litigation is brought by either party in connection with this Agreement, the prevailing party in such litigation shall be entitled to recover from the other party all the costs, attorneys' fees and other expenses incurred by such prevailing party in the litigation.

9.8.    Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

9.9.    Binding Agreement. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto, and their respective legal successors and permitted assigns.

9.10.    Waiver. Performance of any obligation required of a party hereunder may be waived only by a written waiver signed by the other party, which waiver shall be effective only with respect to the specific obligation described therein.

9.11.    Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

9.12.    Publicity. Neither party shall disclose the terms of this Agreement without the prior written consent of the other party, except as may be required by applicable law, in which event, the disclosing party shall endeavor to give the non-disclosing party prompt notice in order to allow the non-disclosing party the opportunity to seek a protective order. Notwithstanding any of the foregoing to the contrary, (i) the terms and conditions of this Agreement may be disclosed by a party to bona fide potential investors, acquirors or partners of such party in the course of such person’s due diligence investigation of such party, where such person has entered into a written non-disclosure agreement with such party that includes terms no less restrictive than those included herein, and (ii) either party may disclose the existence of this Agreement.

9.13.    Indemnification. Notwithstanding the availability and policy limits of any insurance, each party shall defend, indemnify and hold the other, and its subsidiaries, divisions and affiliates and their respective officers, directors, agents and employees, harmless from and against any and all losses, claims, liabilities, damages and legal actions, including reasonable attorneys’ fees and court costs, resulting from, arising out of, or relating to (i) any breach by the indemnifying party of any representation, warranty, covenant or agreement made by of such party set forth herein; and (ii) the inability or failure of the indemnifying party to perform any of its obligations under this Agreement, except where the claims or legal actions are the sole result of the other party’s own negligent acts or omission. This provision shall survive the termination, completion or expiration of this Agreement.

9.14.    Further Action. The parties agree to take all action necessary or useful to complete and accomplish the intentions of this Agreement.

9.15.    Relationship of the Parties. Nothing contained herein shall be construed to make Company the agent of NutraCea or NutraCea the agent of Company for any purpose, except as specifically set forth herein, and neither party shall have any right whatsoever to incur any obligations on behalf of or binding upon the other party, except as specifically set forth herein. Company agrees that at all times it shall act as an independent contractor in accordance with the terms of this Agreement, as amended hereby, and that it shall not at any time represent orally or in writing to any person or entity that it has any right, power or authority not expressly granted by this Agreement.

9.16.    Force Majeure. No liability shall result from delay in performance, or non-performance; caused by circumstances beyond the control of the party affected. including, but not limited to, an act of God, fire, flood, war, Government action, accident, labor trouble or shortage, inability to obtain material, utilities, equipment or transportation. Quantities so affected may be eliminated from this Agreement without liability, but this Agreement shall remain otherwise unaffected. Any party claiming the benefit of this Section 9 shall promptly so notify the other party.

[SIGNATURE PAGE TO FOLLOW]

The authorized representatives of the parties have executed this Agreement as of the Effective Date.

NutraCea:	Grain Enhancement, LLC:

By: ______________________________	By: ________________________________

Title:_____________________________	Title: _______________________________

[SIGNATURE PAGE TO SUPPLY AGREEMENT]

Exhibit A

SRB

Stabilized Rice Bran and the stabilized ran bran solubles and stabilized rice bran insoluble derivatives (from stage 2 processing)

Specifications